Exhibit 99.1

MEDTOX® Scientific, Inc.
Second Quarter Conference Call
July 15, 2005

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our second quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to thank those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this point I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. We reported second quarter results in our press release this morning. We achieved record revenues, operating income and pre-tax income for the quarter. Kevin will provide more quantitative data regarding the results.

Our Laboratory segment showed strong performance in the second quarter led by forensic drugs-of-abuse testing. Specialty laboratory testing was up slightly over last year’s same quarter and we continue to see both growth in volume and new clients in clinical trial services.

We continue implementation of LEAN in the Laboratory Services segment in both sales and our specialty clinical laboratory.

In the Diagnostic segment sales were up 10% quarter over quarter. Gross margin was lower in the current quarter compared to the second quarter of 2004. We experienced negative manufacturing cost variances related to conversion to our new product designs and configurations. We are in the process of taking measures to mitigate those variances and improve margins.

We are on track with our development of the MEDTOXScan™ electronic reader. Alpha units are currently being tested and data is being collected so that Beta units can be deployed with customers in the third quarter. The Beta version of our eChain® system is currently in use in Company owned collection sites and is scheduled to be further deployed to third party clinics in the third quarter. Sure-Screen®, our new lower detection point-of-collection testing device, is currently being sold into forensic markets, where FDA 510(k) marketing clearance is not required. It is being well accepted in that market. We recently received comments from the FDA requesting additional data regarding Sure-Screen®. Compilation of the additional data for submission is scheduled to be completed in July.

We have had a number of inquiries about our outstanding warrants. The Company has approximately 1.1 million warrants outstanding each of which grant the right to purchase one common share of MEDTOX stock at a price of $6.75. 900,000 warrants expire on July 31, 2005 and 200,000 warrants expire on August 31, 2005. After each expiration date we will announce the number of warrants exercised.

Kevin will now provide you with financial data for the quarter ended June 30, 2005.

Kevin Wiersma:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 12% for the quarter.

In our lab business, second quarter revenues were $12.9 million, up 12% from the second quarter of last year. Revenues from our workplace drugs-of-abuse testing increased 18% due to increased sample volume with stable pricing. Revenues in our Specialty Laboratory Services increased 2% from the second quarter of last year with an increase in sample volume largely offset by a lower average price due to changing test mix.

In our Diagnostic business, second quarter revenues were $3.9 million, up 10% from last year and corresponded to a 10% increase in the number of devices sold. Sales of our PROFILE®-II product line remained strong, while sales within our VERDICT®- II product, although flat from the second quarter of last year, continued to show improvement from previous quarters.

Our overall gross margin was 44.4% in the second quarter, compared to 43.9% last year.

Our lab business operated at a 40.0% margin in the second quarter, up 130 basis points from last years 38.7% and up significantly from 35.2% in the first quarter of this year. As we stated in our first quarter conference call, we anticipated an improved second quarter margin as the result of additional volume through the current infrastructure.

Margins in our Diagnostic division were 59.0% in the quarter, down from 60.8% last year, but up from 57.5% in the first quarter of this year. Diagnostic margins were impacted by costs associated with the manufacturing cost variances associated with the transition to the new product designs and configurations.

Our selling, general and administrative expenses were $4.9 million, or 29.1% of sales in the quarter compared to $4.6 million, or 30.8% of sales last year. SG&A expenses were in line with our expectations, and reflect a continued increased investment in sales and marketing and information technology.

Research and development expenses increased $212,000 to $638,000 in the quarter. Our increased spending in the quarter reflects our continued increased development activity primarily associated with the MEDTOXScan™ electronic reader.

Other expenses decreased 14% to $313,000 in the quarter due to lower interest expense related to reductions in our average debt levels and improved net operating results of the New Brighton Business Center.

In terms of the balance sheet, trade receivables are up from their year end level due to strong June sales. Our days sales outstanding is at 55 days for the quarter compared to 57 days last year. Current liabilities are up due to an increase in our revolving line of credit. Our long term liabilities are $5.9 million of which $5.3 million relates to the mortgage on the building complex.

For the first six months of the year, capital expenditures were $1.9 million and depreciation and amortization was $1.6 million.

This concludes our review of the Company’s financial performance.

Dick Braun:

Thank you, Kevin. We'd now be pleased to take any questions that you may have.

Bernard Liu, Noble Financial:

Good morning guys. How are you?

Kevin Wiersma:

Good morning Bernard. Good.

Bernard Liu, Noble Financial:

First financial question, Kevin you went over the growth rates on the lab services side broken out by the work place and the specialty clinical labs fairly quickly. Can you repeat those numbers again?

Kevin Wiersma:

Sure.  Growth in the work place drugs-of-abuse testing, Bernard, was 18% and specialty laboratory services was 12. I’m sorry, was 2, and it was 12 overall for the quarter.

Bernard Liu, Noble Financial:

Gotcha.  So basically on the work place side of the business that was predominately driven by volume growth?

Kevin Wiersma:

Just by volume growth, pricing remained constant quarter over quarter.

Bernard Liu, Noble Financial:

OK, a business question related to that. You had a couple of new contracts last March with ChoicePoint and First Advantage. Have you significantly converted these accounts into testing volume and should we expect further business development along these lines?

Jim Schoonover:

Bernard, this is Jim Schoonover. Given the fact that we have over 6,000 lab based drug testing clients, we really don’t comment on individual client activity. As we mentioned, and as Kevin mentioned, the increase in that sector was broad based. These two companies were certainly part of that activity and we expect our relationship with them to continue in the future.

Bernard Liu, Noble Financial:

OK, on the Diagnostics side of the business, you have mentioned about, I guess in the previous quarter, about the conversion to the PROFILE®-II format. Is that process complete and were there any type of inventory build at the customer level during the quarter?

Dick Braun:

This is Dick Braun. I’ll attempt to answer that. The process is actually on-going because there are a number of configurations, and we’re just beginning to develop and build some inventory for those. But in terms of building inventory at customers, we don’t do that, and we only have one distributor and that’s Cardinal Health and we don’t place inventory with them. We ship direct to customers. So there really is no inventory out at customers other than what they use in over maybe a 30 or 60 day period.

Bernard Liu, Noble Financial:

OK, and one last question and I’ll get back in queue, regarding additional data requirements requested by the FDA for Sure-Screen®. You said that you’re going to complete that in July. Is this data that you already have or is it data that you need to collect?

Dick Braun:

Actually the data has all been generated by virtue of some additional testing and all that needs to be done right now is actually compile it and submit the documentation.

Bernard Liu, Noble Financial:

Great.  OK, I’ll get back in queue. Thank you very much.

Marcus Ortega, J.P. Turner & Company:

Good morning guys. Terrific quarter.

Kevin Wiersma:

Thank you.

Marcus Ortega, J.P. Turner & Company:

I’m really thrilled to see this. Generally, you know, seasonally we know that the second quarter is very powerful, but I think your operating disciplines continue to shine very positively in terms of your margin improvements in lab areas and your disciplines in terms of your product transitions in your diagnostics. Correct me if I’m wrong, but the question I have is if you were to look at your earnings on a pro forma basis in the quarter, and you make an allocation for tax liability on your income in the quarter, but a lot of us know that you’ve got these non-operating loss carry-forwards that really mitigate the actual tax expense on your balance sheet. So the question is, from my analysis, your earnings would be about seven cents more in the quarter if you back out the tax liability and the election on the acceleration of R&D and do you guys agree with that?

Dick Braun:

Marcus, we don’t do pro forma. So I think the math is probably fairly straight forward and I’m assuming you did it correctly is that, you know, if we take the implied 38% tax rate and the incremental increase of couple hundred thousand dollars in R&D, I suspect you do get to that number. We typically want to report our GAAP earnings as they are, accurately, and we sort of don’t engage in pro forma.

Marcus Ortega, J.P. Turner & Company:

Right, I understand. I only look at the pro forma from a real basic sense of cash flows you know, and another question, and you probably covered it, but I missed a little bit, on this Sure-Screen®. You’re selling into your forensic markets now and I understand that. Is the FDA submission that’s pending that you commented on the July submissions for, is that for the Sure-Screen® in other markets?

Dick Braun:

It would allow us to sell it into other markets that require FDA marketing clearance, correct. For example, work place, emergency room, rehabilitation, over the counter potentially, if we were to chose to do that.

Marcus Ortega, J.P. Turner & Company:

Terrific and I want to just note I’m seeing greater improvement on your DSO’s. You guys are doing a great job managing your receivables and I think that’s a testament to the customer base as well that is responding to the strength and the loyalty of the company to them. So great job overall. Terrific quarter.

Kevin Wiersma:

Thank you.

Dick Braun:

We thank you for your participation, and we look forward to speaking with you again at the end of the third quarter.